Exhibit 99.1

(1)        The option to purchase 25% of these shares vests in equal installments of 5% on
December 31st of each of the years 2004 through 2008.  The option to purchase the remaining 75% of the shares vests on the eighth anniversary of the grant date, subject to earlier vesting based on Dex Media, Inc.'s (the "Issuer's") satisfaction of certain performance criteria for each of the calendar years ending December
31st of 2004 through 2008.

(2)        The amount of shares does not give effect to a 10-for-1 stock split of the Issuer's common stock, $0.01 par value, to be effected on July 26, 2004, as disclosed on the Issuer's Amendment No. 2 to Form S-1 Registration Statement No. 333-
115489, filed with the Securities and Exchange Commission on June 28, 2004.